TRANSITION AND RELEASE AGREEMENT

THIS TRANSITION AND RELEASE AGREEMENT (the “Release”) is made as of the 7th day of January, 2021 by and between ZIVO Bioscience Inc. (the “Company”), and Philip M. Rice II (the “Employee”) (in the aggregate, the “Parties”).

WHEREAS, the Company and Employee have entered into an Amended and Restated Employment Agreement dated as of March 4, 2020 (the “Employment Agreement”), pursuant to which Employee is entitled to receive certain additional compensation upon Employee’s termination of employment with the Company Without Cause (as defined in the Employment Agreement); and

WHEREAS, Employee’s receipt of the additional compensation under the Employment Agreement is conditioned upon the execution of this Release; and

WHEREAS, Employee has resigned as an officer of the Company effective December 31, 2020 and his employment with the Company shall be terminated effective January 31, 2021 with Good Reason (the “Date of Separation”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows:

1. Transition.

(a)Employee’s employment has been and will continue to be at-will until the Date of Separation, provided that Employee complies in full with his obligations hereunder, or unless otherwise mutually agreed upon. Nevertheless, in order to induce Employee to cooperate in an orderly transition of Employee’s services through the Date of Separation, the Company agrees, subject to the terms and conditions hereof, to pay Employee the “Severance Benefits” described in Section 2 hereof and the other payments described herein.

(b)From January 1, 2021 through the Date of Separation (such period, the “Transition Period”), Employee shall continue to perform his duties and obligations in connection with his employment and aid the transition of Employee’s services to his successor, and shall perform such other duties as may be assigned to Employee from time to time by the Company that are consistent with his position. During the Transition Period, Employee will work for the Company on a full-time basis in a non-officer capacity, reporting to the Company’s President and Chief Executive Officer, or designee.

(c)Employee agrees to discharge to the best of Employee’s ability the duties of this position, and to serve in such other capacity and perform such other duties consistent with the identified position as the Company may direct. Employee agrees to devote Employee’s entire working time (except for permitted vacation periods, reasonable periods of illness or other incapacity, and, provided such activities do not have more than a de minimis effect on Employee’s performance of Employee’s duties under this Release, participation in charitable and civic endeavors and management of Employee’s personal investments and business interests) to the business and affairs of the Company.

(d)Employee agrees to comply with all Company policies, rules, and procedures, as amended from time to time.

(e)During the Transition Period, Employee shall be paid his regular Base Salary in accordance with the Employment Agreement and shall remain eligible to participate in all retirement plans, savings plans, health or medical plans and other benefit plans of the Company available to other management employees of the Company.

(f)The Company owes the Employee $11,750 of past due Board of Director fees, which shall be paid to Employee on the Date of Separation.

2. Severance Benefits. In consideration for the promises set forth in this Release, and provided this release becomes effective and irrevocable, the Company shall pay Employee the additional compensation set forth in Section 9(b), or 9(d) of the Employment Agreement, as applicable, of the Employment Agreement, in accordance with the terms of such applicable section, and in each case subject to Section 9(f). Pursuant to Section 9(b)(1), Employee shall receive his annual salary of Two Hundred Eighty Thousand Dollars ($280,000.00) for one year and three weeks (total payments of $296,154.00), paid semi-monthly, starting February 1, 2021. Employee shall also receive his fully vested, non-qualified stock option to purchase One Million (1,000,000) shares of the Company common stock, ten year term, priced at the sixty day trailing average closing quoted price of the common stock of the Company in the OTC market pursuant to Section 9(b)(ii) (to be received on the Date of Separation) and will continue to participate in the Company’s health and medical plans for one (1) year pursuant to 9(b)(iii). Employee will remain eligible to receive Severance Benefits Preceding a Change in Control under Section 9(d) for 60 days following the Date of Separation.

3. Eligibility for Bonus. Employee remains eligible to receive the Fifty Thousand Dollar ($50,000.00) bonus described in Section 3 of the Employment Agreement if the Company raises at least $10,000,000.00 (prior to the payment of expenses) of an issuance to a third of equity or other form of investment or debt on terms satisfactory to the Board of Directors of the Company by December 31, 2021.

4. Release by Employee.

(a)In exchange for the good and valuable consideration set forth herein, Employee (or, in the event of Employee’s death, Employee’s legally authorized representative) agrees for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims of unlawful employment practices or any other unlawful criterion or circumstance which Employee and Releasors had, now have, or may have in the future against each or any of the Company, its parent, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Company Entities”), any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representative and fiduciaries, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them (all collectively, the “Released Parties”) arising out of or relating to his employment relationship with the Company, its predecessors, successors or affiliates and the termination thereof. Employee understands that he does not waive rights or claims that may arise after the date of this Release.

(b)Notwithstanding anything to the contrary in this Release, Employee is not waiving any rights Employee may have to: (i) claims for earned and Base Salary and unreimbursed expenses; (i) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans; (iii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) pursue claims which by law cannot be waived by signing this Release; and (v) enforce the terms and provisions of the Employment Agreement with respect to payments due to Employee upon the execution and delivery of this Release and with respect to future payments due to Employee pursuant to the terms of the Employment Agreement. In addition, nothing in this Release prohibits Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency nor does this Release affect Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that, if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

(c)Employee acknowledges that Employee has read this Release carefully and understands all of its terms.

(d)Employee understands and agrees that Employee has been advised to consult with an attorney prior to executing this Release.

(e)Employee understands that Employee is entitled to consider this Release for at least twenty-one (21) days before signing the Release. However, after due deliberation, Employee may elect to sign this Release without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Employee hereby acknowledges that any decision to shorten the time for considering this Release prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Release in the event Employee elected to consider this Release for at least twenty-one (21) days prior to signing the Release.

(f)Employee understands that Employee may revoke this Release as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act 29 U.S.C. §§ 621-634, within seven (7) days after the date on which he signs this Release, and that this Release as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that Employee wishes to revoke this Release within the seven (7) day period, Employee understands that Employee must provide such revocation in writing to the then Chief Financial Officer of the Company at the address set forth below.

(g)In agreeing to sign this Release, Employee is doing so voluntarily and agrees that Employee has not relied on any oral statements or explanations made by the Company or its representatives.

(h)This Release shall not be construed as an admission of wrongdoing by either Employee or the Company.

(i)Notwithstanding anything to the contrary in this Release, in the event a Change of Control does not occur within sixty (60) days after Employee’s employment with the Company ceases, any such Release delivered to the Company (x) shall be void and without force or effect as it relates to Section 9(d) of the Employment Agreement, but (y) if applicable, shall be effective as it relates to Section 9(b) of the Employment Agreement.

5. Release by Company. Company and its representatives, successors and assigns (“Releasors”), agrees to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, or any other unlawful criterion or circumstance which Company and Releasors had, now have, or may have in the future against Employee arising out of or relating to his employment relationship with the Company, its predecessors, successors or affiliates and the termination thereof. Company understands that it does not waive rights or claims that may arise after the date of this Release.

6. Cooperation and Assistance.

(a)Employee agrees that certain matters in which he has been involved prior to the Transition Period, or in which he will be involved during the Transition Period, may necessitate his cooperation in the future. Accordingly, as of the Separation Date, and for the one (1) year period thereafter, Employee agrees to give his assistance and cooperation, upon reasonable advance notice, in any matter relating to his position with the Company, or his knowledge as a result thereof as the Company may reasonably request, including his attendance and truthful testimony where reasonably deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigation or other proceeding relating to matters in which Employee was involved or has knowledge by virtue of his employment with the Company. The Company shall reasonably endeavor to schedule such cooperation at times not conflicting with the reasonable requirements of any employer or third party with whom Employee has a business relationship permitted hereunder that provides remuneration to Employee and shall promptly reimburse Employee for all reasonable costs and expenses incurred in connection therewith and shall promptly pay Employee $220 per hour for his time expended in connection therewith, in accordance with Company policy and upon the submission of the appropriate documentation to the Company. For any such services provided by Employee, Company shall pay for such services in advance with an “Evergreen Retainer” in the amount of Eight Thousand Eight Hundred Dollars ($8,800.00) which shall be retained by Employee to be used against the last billing for services that Employee provides under this section. Employee shall be an independent contractor for all such services provided after the Date of Separation.

(b)Employee shall promptly deliver to Keith Marchiando at kmarchiando@zivobioscience.com all correspondence and any inquires that Employee receives (including the contents of any telephone calls or emails received by Employee) from any third party concerning any issue of material significance to the Company.

(c)Without limiting the generality of the foregoing, Employee agrees that, during the Transition Period, Employee will cooperate fully with the Company to support their business interests and reputation.

7. Statement Regarding Resignation; SEC Matters. Employee acknowledges that Company is obligated to report his termination of employment with the Company on a Form 8-K filed with the United States Securities and Exchange Commission (the “8-K”), within four (4) business days after the Separation Date. Employee agrees that the 8-K may contain a statement summarizing the terms and conditions of this Release and the fact that Employee’s employment with the Company was terminated as of the Separation Date (the “8-K Statement”). Employee will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the SEC as they relate to required information with respect to Employee. Further, Employee will remain in compliance with the terms of the Company’s insider trading policy with respect to purchases and sales of the Company’s securities. Employee acknowledges and agrees that the Company may be required to file a copy of this Release with the SEC.

8. Non-Disparagement.

(a)For a period of three (3) years after the date of this Release, and to the fullest extent permitted by law, each Party covenants and agrees that such Party shall not make or cause to be made any statements, observations, opinions or communication of information (whether in written or oral form) that defame, slander or are likely in any way to harm the reputation of the other Party or, in the case of the Company, any of its subsidiaries, affiliates, directors, or officers. This Section shall not apply if a Party is compelled to testify in a legal proceeding, including, without limitation, any legal proceeding between the Parties.

(b)In the event that either Party is ordered by a court of competent jurisdiction or is compelled by subpoena to disclose any information regarding the other Party, such Party may disclose that information without liability under Section 8(a); provided, however, that the other Party is provided written notice of the information to be disclosed as far in advance of its disclosure as is practicable.

(c)Each Party understands and agrees that the other Party could not be reasonably or adequately compensated in damages in an action at law for breach of the other Party’s obligations under this Section 8. Accordingly, each Party specifically agrees that the other Party shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section 8. This provision with respect to injunctive relief shall not, however, diminish the right of either Party to claim and recover damages or other remedies in addition to equitable relief. Provided, however, that any claim by the Company under this section shall not affect its obligations to Employee under Section 1, 2 or 3 of this Release and Company shall be required to continue to pay all such obligations as they become due, notwithstanding any such claim or determination of such claim by a court of law or otherwise.

9. Post-Employment Restrictive Covenants. Employee acknowledges and agrees that he is bound by and will strictly comply with his post-employment restrictive covenant obligations set forth in Sections 11-14 of his Employment Agreement (the “Restrictive Covenants”). Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects and are necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into the Employment Agreement in the absence of such restrictions, and that any violation of Restrictive Covenant could result in irreparable injury to the Company.

10. Notices. Every notice relating to this Release shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the Company’s Chief Executive Officer at ZIVO Bioscience Inc., 2804 Orchard Lake Rd., Suite 202, Keego Harbor, MI 48320. All notices by the Company to Employee shall be delivered to Employee personally or addressed to Employee at Employee’s residence address located at 13437 Redmonds Hill Ct., Chelsea MI 48118, or such other address as Employee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Company to Employee at Employee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

11. Section 409A. This Release shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Release will be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Release shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Release are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of Employee’s termination of employment and therefore are deemed as deferred compensation subject to the requirements of Section 409A of the Code, then if Employee is a “specified employee” under Section 409A of the Code on the date of Employee’s termination of employment, notwithstanding any other provision of this Release, payment of severance under this Release shall be delayed for a period of six (6) months from the date of Employee’s termination of employment if required by Section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to Employee’s estate within sixty (60) days after the date of Employee’s death. All reimbursements and in-kind benefits provided under this Release shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Release), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

12. Governing Law/Jurisdiction/Attorney Fees. To the extent not preempted by Federal law, this Release shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflicts of laws. The Parties agree that any legal proceedings will be instituted in the state and federal courts having jurisdiction in Oakland County, Michigan. The non-prevailing party in any dispute under this Release will pay all costs and attorney fees of the prevailing party.

13. Counterparts. This Release may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1), and the same Release and shall become effective when the counterparts have been signed by each party and delivered to the other party; it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

14. Entire Agreement. This Release, when aggregated with the Employment Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and together supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into this Release.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the day and year first written above.

/s/ Philip Rice
Philip M. Rice II, Employee
ZIVO Bioscience, Inc.

By:	/s/ Andrew Dahl
Its:	President and CEO

WAIVER OF 21 DAY NOTICE PERIOD

I have been provided with the Transition and Release Agreement (“Release”) between ZIVO Bioscience Inc. (the “Company”) and Philip M. Rice II.

I understand that I have twenty-one (21) days from the date the Release was presented to me to consider whether or not to sign the Release. I further understand that I have the right to seek counsel prior to signing the Release.

I am knowingly and voluntarily signing and returning the Release prior to the expiration of the twenty-one (21)-day consideration period. I understand that I have seven (7) days from signing the Release to revoke the Release, by delivering a written notice of revocation to the Company’s Chief Financial Officer at ZIVO Bioscience Inc., 2804 Orchard Lake Rd., Suite 202, Keego Harbor, MI 48320.

/s/ Philip M. Rice II
Philip M. Rice II
Dated: January 7, 2021